Exhibit (l)

August 6, 1998

Ms. Agnes Mullady
CFO & Sr. Vice President
Northstar Investment Management Corporation
300 First Stamford Place
Stamford, Connecticut 06902

Dear Ms. Mullady:

The Northstar Mid-Cap Growth Fund (the "Fund"), a series of the Northstar Equity Trust, hereby accepts your offer to purchase shares of beneficial interest in the Fund, at an offering price of $10.00 per share, for an aggregrate purchase price of $100,000. This agreement is subject to the understanding that you have no present intention of selling or redeeming the shares so acquired.

Sincerely,

NORTHSTAR EQUITY TRUST ON BEHALF OF THE
NORTHSTAR MID-CAP GROWTH FUND

By: /s/ Mark L. Lipson
    __________________
     Mark L. Lipson
     President

                                             Accepted:

                                             NORTHSTAR INVESTMENT MANAGEMENT
                                             CORPORATION

                                             By: /s/ Agnes Mullady
                                                 _________________
                                                  Agnes Mullady
                                                  CFO & Sr. Vice President



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